Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Jon Safran
Cooper Industries
713-209-8610
jon.safran@cooperindustries.com

Cooper Industries Reduces Q4 Earnings Guidance
Company sees deteriorating business conditions from unprecedented credit crisis

HOUSTON, November 21, 2008 – Cooper Industries, Ltd. (NYSE:CBE) today announced that it expects fourth quarter results to be below the previous guidance range of $0.83 to $0.92 earnings per share, exclusive of restructuring charges.

“We anticipated volatility in the markets when we issued guidance on our third quarter conference call on October 23rd,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “However, in the past few weeks we have seen business conditions worsen, driven by the unprecedented credit crisis and rapid appreciation of the U.S. dollar. Retail orders in certain businesses have declined significantly, as has quoting and shipping activity in light commercial and certain utility products. We also have seen some customers delay or re-quote projects and we anticipate further destocking of customer inventory levels as the quarter progresses. In the near-term, we expect unprecedented volatility and are reducing production levels to ensure we manage inventory levels, while maintaining customer service. The volatility in commodity prices also is creating a difficult pricing environment in some of our businesses, which impacts margins in the near-term. As a result, we felt it necessary to reduce current expectations and defer issuing new guidance until we have better visibility in terms of customer commitments and a more stabilized economic environment.”

“Although it is difficult to forecast the length and depth of a downturn, we continue to implement contingency plans that will reduce our cost structure, including planned production shutdowns over the remainder of the year as well as the previously announced workforce reduction of 1,000 employees,” said Hachigian.

“Looking beyond the current business environment, we remain very positive on the prospects for Cooper. We have an extremely strong balance sheet which provides us with excellent liquidity to manage through the downturn. We have a high quality portfolio of businesses with leading brands in global markets and the long-term structural trends remain compelling – the need for utilities to provide better reliability and productivity through energy demand management, the increasing need for electrical products to become more energy efficient, the global infrastructure build-out and the need to ensure safety of people at work and in their daily lives. Over the past several years, we have completed more than 20 acquisitions that have enabled us to build out key growth platforms and open new market opportunities for Cooper. Finally, we have a very strong and capable management team that will continue to execute in these uncertain times,” concluded Hachigian.

About Cooper Industries
Cooper Industries, Ltd. (NYSE: CBE) is a global manufacturer with 2007 revenues of $5.9 billion, approximately 87% of which are from electrical products.  Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs.  The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.  With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety.  In 2007, sixty percent of total sales were to customers in the industrial and utility end-markets and 34% of total sales were to customers outside the United States.  Cooper, which has more than 31,500 employees and manufacturing facilities in 23 countries as of 2007, is incorporated in Bermuda with administrative headquarters in Houston, TX.  For more information, visit the website at www.cooperindustries.com.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions,

###